Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports fourth quarter and full year 2018 financial results

Company achieved a record revenue of $719 million; Expects continued growth next year

RENO, Nev. February 27, 2019, Ormat Technologies, Inc. (the “Company”, “we”, “Ormat” or “us”) (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2018.

($ millions, except per share amounts)	Q4 2018	Q4 2017	% Change	FY 2018	FY 2017	% Change
Revenues
Electricity	138.3	128.0	8.0%	509.9	465.6	9.5%
Product	49.7	37.9	31.3%	201.7	224.5	(10.1%)
Other	2.4	0.5		7.6	2.7	179.4%
Total Revenues	190.5	166.4	14.5%	719.3	692.8	3.8%
Gross margin (%)
Electricity	54.0%	42.8%		41.5%	42.7%
Product	32.2%	28.7%		30.3%	32.2%
Other	7.9%	(304.6%)		(29.2%)	(98.3%)
Gross margin (%)	47.7%	38.7%		37.6%	38.7%
Operating income	68.0	48.4	40.5%	185.1	205.0	(9.7%)
Net income attributable to the Company’s shareholders[1]	18.2	64.6	(71.8%)	98.0	132.4	(26.0%)
Diluted EPS	0.36	1.27	(71.7%)	1.92	2.61	(26.3%)

Adjusted Net income attributable to the Company’s stockholders[1]	21.3	64.6	(67.0%)	106.1	155.2	(31.7%)
Diluted Adjusted EPS	0.42	1.27	(66.9%)	2.08	3.06	(31.9%)
Adjusted EBITDA	113.2	87.4	29.4%	368.0	343.8	7.0%

“Ormat overcame significant challenges to deliver another successful, record year,” commented Isaac Angel, Chief Executive Officer, “Electricity generation grew nearly 7% and electricity segment revenue increased 9.5%, meeting our guidance and demonstrating the strength of our portfolio as we delivered record levels of electricity, revenue and EBITDA despite a prolonged shutdown of our Puna power plant in Hawaii. Revenues from our product segment were slightly above our guidance, and we enter 2019 with a strong and growing backlog and a diversified pipeline of business opportunities in Turkey, New Zealand, the United States, the Philippines and China. Our energy storage activity is progressing under new leadership, albeit at a slower pace than we anticipated, and we are continuing efforts to build a solid pipeline of opportunities”

1 Reconciliation is set forth below in this release

ORMAT TECHNOLOGIES, INC. 6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

Mr. Angel continued, “With regards to Puna, work is underway to resume operation of the plant. We have constructed a new access road to the power plant, drilled a new fresh water well and started to open a production well. Initial tests from the geothermal injection wells indicate higher temperatures at the reservoir with no sign of any negative impact on pressure. In light of that, we currently estimate that we will be ready for operation by year end 2019. On the property insurance coverage, all the insurers accepted and started paying for the costs to rebuild the destroyed substation and other damaged property. However only some of the insurers accepted that the business interruption coverage started in May 2018. We are still in discussions to reach an understanding with all of our insurers to start paying for the business interruption as of May 2018.”

“Our guidance for 2018 full-year Adjusted EBITDA was subject to receiving $20 million in business interruption coverage by the end of the year from our insurers. We have received $12 million to date.” added Mr. Angel. “Nevertheless, considering these insurance proceeds, we exceeded our guidance for 2018 demonstrating the overall robustness of our business. As we put the challenges of 2018 behind us, we believe that we are well positioned for a year of growth in our profitability in 2019.”

financial highlights for the full year 2018

●	Total revenues of $719.3 million, up 3.8% compared to 2017 despite the volcano-related shutdown of Ormat’s Puna power plant in Hawaii;

●

Electricity segment revenues of $509.9 million, up 9.5% compared to 2017 mainly due to contribution from the new acquired US Geothermal (“USG”) assets as well as generation from new power plants that eased the lack of revenues due to the shutdown of the Puna power plant;

●

Electricity segment gross margin was 41.5% compared to 42.7% for 2017. The decrease is mainly due to the impact of the shutdown of Puna and due to maintenance expenses related to a higher number than average of production pump failures in 2018 in some of our power plants;

●	Product segment revenues of $201.7 million, down 10.1% compared to 2017;

●	Product segment backlog amounts to $216.8 million as of February 26, 2019;

●	Other segment revenue was $7.6 million in 2018 compared to $2.7 million in 2017;

●	Total gross margin was 37.6% compared to 38.7% in 2017;

●	Net income was $110.1 million in 2018 compared to Net income of $147.1 million in 2017;

●

Net income attributable to the Company's stockholders in 2018 was $98.0 million, or $1.92 per diluted share, compared to $132.4 million, or $2.61 per diluted share, in 2017; Adjusted Net income attributable to the Company's stockholders, was $106.1 million, or $2.08 per diluted share, compared to $155.2 million, or $3.06 per diluted share, 2017[2] ;

●

Adjusted EBITDA increased 7% to $368.0 million, from $343.8 million in 2017. Adjusted EBITDA includes approximately $12.0 million insurance proceeds received against business interruption insurance; and

●	Declared a quarterly dividend of $0.11 per share for the fourth quarter of 2018.

Recent Developments

●

On December 20, 2018, we announced that the third phase of the McGinness Hills geothermal complex located in Lander County, Nevada began commercial operation. The 48-megawatt power plant started selling electricity to the Southern California Public Power Authority (“SCPPA”) under the Ormat Northern Nevada Geothermal Portfolio Power Purchase Agreement. The third phase is expected to generate approximately $30 million in average annual revenue.

2 Reconciliation is set forth below in this release

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2019 GUIDANCE

Mr. Angel added, “We expect full-year 2019 total revenues between $720 million and $742 million with electricity segment revenues between $530 million and $540 million, excluding any impact from Puna during 2019. We expect product segment revenues between $180 million and $190 million. Revenues from energy storage and demand response activity are expected to be between $10million and $12 million. We expect 2019 Adjusted EBITDA between $370 million and $380 million for the full year, with no Puna-related EBITDA. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $23 million excluding any impact from Puna during 2019.”

“For the trailing 12 months prior to the volcanic eruption, Puna generated $43.7 million in revenue and $26.7 million in EBITDA,” added Mr. Angel. “Even absent these contributions, we are forecasting growth in our electricity segment and the pace of growth absent Puna and any related business interruption insurance proceeds outpaces the pace of growth reported in 2018, demonstrating our diversified business model. We are still pursuing the business interruption insurance proceeds we are entitled to receive in connection with our Puna facility and we anticipate receiving additional proceeds in 2019.”

	2018 Results	2018 Results Excluding Puna	2019 guidance Excluding Puna
Electricity Revenues	509.9	491.6	530-540
Products Revenues	201.7	201.7	180-190
Other Revenues	7.6	7.6	10-12
Total Revenues	719.3	701.0	720-742
Total Adjusted EBITDA	368.0	354.7	370-380

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and year ended December 31, 2018. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions and tax benefit or expense related to effects of the still evolving tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

FOURTH QUARTER 2018 FINANCIAL RESULTS

For the three months ended December 31, 2018, total revenues were $190.5 million, up 14.5% compared to the quarter ended December 31, 2017. Electricity segment revenues increased 8.0% to $138.3 million for the three months ended December 31, 2018, up from $128.0 million for the three months ended December 31, 2017. The increase was mainly attributable to the Tungsten Mountain and Olkaria III expansion projects, which came online in the last twelve months, as well as the USG acquisition, partially offset by the shutdown of the Puna plant. Product segment revenues increased 31.3% to $49.7 million for the three months ended December 31, 2018, up from $37.9 million for the three months ended December 31, 2017. Other segment revenues were $2.4 million in the fourth quarter of 2018 compared to $0.5 million in the fourth quarter of 2017.

General and administrative expenses for the three months ended December 31, 2018 were $4.4 million, or 2.3% of total revenues, compared to $9.9 million, or 5.9% of total revenues, for the three months ended December 31, 2017. The decrease was primarily attributable to the reversal of the earn-out provision related to the Viridity Energy Inc. (“Viridty”) acquisition in the amount of $10.3 million because as the Company determined that the second milestone to be measured at the end of fiscal year 2020 will not be achieved.

The Company reported net income attributable to the Company’s shareholders of $18.2 million, or $0.36 per diluted share, compared to $64.6 million, or $1.27 per diluted share, for the same period last year. The decrease is primarily due to an income tax expense of $31.4 million compared to an income tax benefit of $28.3 million for the three months ended December 31, 2017.

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Adjusted EBITDA for the three months ended December 31, 2018 was $113.2 million, compared to $87.4 million for the three months ended December 31, 2017. The increase in Adjusted EBITDA is mainly to the insurance proceeds related to Puna claim recorded in the fourth quarter. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Full year 2018 financial highlights

For the year ended December 31, 2018, total revenues were $719.3 million, up from $692.8 million for the year ended December 31, 2017, an increase of 3.8%. Electricity segment revenues increased 9.5% to $509.9 million for the year ended December 31, 2018, up from $465.6 million for 2017. Product segment revenues decreased 10.1% to $201.7 million for the year, down from $224.5 million last year. Other segment revenues were $7.6 million for the year ended December 31, 2018 compared to $2.7 million in 2017.

General and administrative expenses for the full year of 2018 were $47.8 million, or 6.6% of total revenues, compared to $42.9 million, or 6.2% of total revenues last year. This increase was mainly due to expenses related to the first-time inclusion of USG, expenses from the storage business and higher legal and auditing costs associated with the remediation plan for the previously reported material weakness. These increases were partially offset by a $10.3 million adjustment with respect to an earn-out provision related to the acquisition of Viridity. General and administrative expenses for the year ended December 31, 2017 included a $2.1 million charge for stock-based compensation expense associated with the acceleration of the vesting period of the stock options previously held by the Company’s Chief Executive Officer and Chief Financial Officer and exercised in connection with ORIX’s Corporation’s acquisition of 22% of the Company.

Goodwill impairment charge for the year ended December 31, 2018 was $13.5 million related to the acquisition of the Company’s Viridity business. There was no goodwill impairment charge for the year ended December 31, 2017.

Net income for the year ended December 31, 2018 of $110.1 million compared to $147.1 million for the year ago period.

Ormat reported Net income attributable to the Company’s stockholders of $98.0 million, or $1.92 per diluted share, compared to $132.4 million, or $2.61 per diluted share, for the same period a year ago.

Adjusted Net income attributable to the Company's stockholders for 2018 of $106.1 million, or $2.08 per diluted share. Adjusted Net income attributable to the Company's stockholders and diluted EPS for 2017 of $155.2 million or, $3.06 per diluted share.3

Adjusted EBITDA for the year ended December 31, 2018 was $368.0 million, compared to $343.8 million for 2017, an increase of 7.0%. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On February 26, 2019, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 28, 2019 to shareholders of record as of the close of business on March 14, 2019. In addition, the Company expects to pay a quarterly dividend of $0.11 per share in each of the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Wednesday, February 27, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

3 Reconciliation is set forth below in this release

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Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers

Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free:	1-855-669-9657

Conference replay

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10127351

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,900 MW of gross capacity. Ormat’s current 910 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on June 19, 2018 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three and 12 Month Periods Ended December 31, 2018 and 2017

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$138,320	$128,045	$509,879	$465,593
Product	49,717	37,862	201,743	224,483
Other	2,428	458	7,645	2,736
Total revenues	190,465	166,365	719,267	692,812
Cost of revenues:
Electricity	63,692	73,164	298,255	266,840
Product	33,729	26,992	140,697	152,094
Other	2,235	1,853	9,880	5,426
Total cost of revenues	99,656	102,009	448,832	424,360
Gross profit	90,809	64,356	270,435	268,452
Operating expenses:
Research and development expenses	1,118	789	4,183	3,157
Selling and marketing expenses	3,813	3,517	19,802	15,600
General and administrative expenses	4,429	9,854	47,750	42,881
Impairment charge	13,464	—	13,464	—
Write-off of unsuccessful exploration activities	3	1,796	126	1,796
Operating income	67,982	48,400	185,110	205,018
Other income (expense):
Interest income	458	127	974	988
Interest expense, net	(22,034)	(12,987)	(70,924)	(54,142)
Derivatives and foreign currency transaction gains (losses)	(2,250)	614	(4,761)	2,654
Income attributable to sale of tax benefits	4,020	3,859	19,003	17,878
Other non-operating expense, net	117	12	7,779	(1,666)
Income before income taxes and equity in losses of investees	48,293	40,025	137,181	170,730
Income tax (provision) benefit	(31,386)	28,329	(34,733)	(21,664)
Equity in losses of investees, net	6,182	(267)	7,663	(1,957)

Net income	23,089	68,087	110,111	147,109
Net income attributable to noncontrolling interest	(4,869)	(3,467)	(12,145)	(14,695)
Net income attributable to the Company's stockholders	$18,220	$64,620	$97,966	$132,414

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.36	$1.28	$1.93	$2.64

Diluted:
Net Income	$0.36	$1.27	$1.92	$2.61

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,691	50,607	50,643	50,110
Diluted	50,936	51,053	50,969	50,769

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2018 and December 31, 2017

(Unaudited)

	December 31,	December 31,
	2018	2017
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$98,802	$47,818
Restricted cash, cash equivalents and marketable securities	78,693	48,825
Receivables:
Trade	137,581	110,410
Other	19,393	13,828
Inventories	45,024	19,551
Costs and estimated earnings in excess of billings on uncompleted contracts	42,130	40,945
Prepaid expenses and other	51,441	40,269
Total current assets	473,064	321,646
Investment in an unconsolidated company	71,983	34,084
Deposits and other	18,209	21,599
Deferred income taxes	113,760	57,337
Deferred charges	—	49,834
Property, plant and equipment, net	1,959,578	1,734,691
Construction-in-process	261,690	293,542
Deferred financing and lease costs, net	3,242	4,674
Intangible assets, net	199,874	85,420
Goodwill	19,950	21,037
Total assets	$3,121,350	$2,623,864
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$116,362	$153,796
Short-term revolving credit lines with banks (full recourse)	159,000	51,500
Billings in excess of costs and estimated earnings on uncompleted contracts..	18,402	20,241
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	33,493	33,226
Other loans	29,687	21,495
Full recourse	5,000	3,087
Total current liabilities	361,944	283,345
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	375,337	311,668
Other loans	320,242	242,385
Full recourse:
Senior unsecured bonds	303,575	203,752
Other loans	41,579	46,489
Liability associated with sale of tax benefits	69,893	44,634
Deferred lease income	48,433	51,520
Deferred income taxes	61,323	61,961
Liability for unrecognized tax benefits	11,769	8,890
Liabilities for severance pay	17,994	21,141
Asset retirement obligation	39,475	27,110
Other long-term liabilities	16,087	18,853
Total liabilities	1,667,651	1,321,748

Redeemable non-controlling interest	8,603	6,416

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	901,363	888,778
Retained earnings (accumulated deficit)	422,222	327,255
Accumulated other comprehensive income (loss)	(3,799)	(4,706)
	1,319,837	1,211,378
Noncontrolling interest	125,259	84,322
Total equity	1,445,096	1,295,700
Total liabilities and equity	$3,121,350	$2,623,864

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three-Month Periods Ended December 31, 2018 and 2017

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and 12-month periods ended December 31, 2018 and 2017.

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Net income	$23,089	$68,087	$110,111	$147,109
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	21,576	12,860	69,950	53,154
Income tax provision	31,386	(28,329)	34,733	21,664
Adjustment to investment in uncosolidated company:
our proportionate share in interest, tax and depreciation and amortization ..	(2,584)	(265)	9,184	(265)
Depreciation and amortization	32,749	31,652	127,732	108,693
EBITDA	$106,216	$84,005	$351,710	$330,355

Mark-to-market gains or losses from accounting for derivatives	830	(700)	2,032	(1,500)
Stock-based compensation	2,836	1,556	10,218	8,760
Gain on sale of subsidiary and property, plant and equipment	—	—	—	—
Insurance proceeds in excess of assets carrying value	—	—	(7,150)	—
Losse from extinguishment of liability	—	—	—	1,950
Goodwill impairment, net of earn out adjustments	3,142	—	3,142	—
Termination fee	—	—	4,973	—
Impairment of long-lived assets	—	—	—	—
Merger and acquisition transaction cost	120	760	2,910	2,460
Write-off of unsuccessful exploration activities	7	1,796	126	1,796
Adjusted EBITDA	$113,151	$87,417	$367,961	$343,821

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three and Twelve Month Periods Ended December 31, 2018 and 2017

(Unaudited)

Adjusted net income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three and 12 -month periods ended December 31, 2018 and 2017.

	Three Months Ended Deceember 31		Twelve Months Ended December 31
	2018	2017	2018	2017
	(in millions)		(in thousands)
Net income attributable to the Company's stockholders	$18.2	$64.6	$98.0	$132.4

One-time termination fee		—	5.0	—

One-time prepayment fees	—	—		1.9

One-time Goodwill impairment charge net of earnouts	3.1		3.1

One-time tax Expense	—	—	—	20.9

Adjusted Net income attributable to the Company's stockholders	$21.3	$64.6	$106.1	$155.2

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	50.9	51.1	51.0	50.8

Adjusted EPS	0.42	1.27	2.08	3.06

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